Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact: Bill Schwer

Senior VP, Secretary & General Counsel

281-490-9795

Imperial Sugar Provides Update on Savannah Refinery Explosion

Sugar Land, TX—(February 11, 2008)- Imperial Sugar Company (NASAQ:IPSU) Imperial Sugar Company experienced an explosion and fire at its sugar refinery in Port Wentworth, Georgia, which is located near Savannah, Georgia, the evening of Thursday, February 7, 2008. A number of associates and contractors were injured, and seventeen remain hospitalized at an area burn center. There are six confirmed fatalities and two persons are as yet unaccounted for as rescue efforts are ongoing.

John Sheptor, Imperial’s president and ceo, said “The Imperial family is devastated by this heartbreaking event. Our constant thoughts and prayers are with our injured coworkers, their families and all our associates. We are touched by the level of concern and the outpouring of support shown by the local community and are grateful for the superb response by the local emergency agencies as well as the medical team in Augusta.”

“Currently, we are focusing our efforts on working with authorities on the continued rescue efforts, providing all available support to those receiving medical attention as well as the families of those coworkers who have been affected. We are in communications with our customers and suppliers about the ongoing operations at our Gramercy Louisiana refinery, and appreciate their patience and understanding.”

The facility is still under the authority of the fire department’s rescue team during the rescue and recovery effort. Upon completion of this effort, agency officials will be allowed inside to begin their investigations. The Company will provide more information as appropriate.

About Imperial Sugar

Imperial Sugar Company is one of the largest processors and marketers of refined sugar in the United States to food manufacturers, retail grocers and foodservice distributors. The Company markets products nationally under the Imperial®, Dixie Crystals® and Holly® brands. For more information about Imperial Sugar, visit www.imperialsugar.com.

Statements regarding future market prices and margins, future import and export levels, future government and legislative action, future operating results, future availability of raw sugar, operating efficiencies, future investments and initiatives, future cost savings, future product innovations, future energy costs, our liquidity and ability to finance our operations, future pension payments and other statements that are not historical facts contained in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include, but are not limited to, market factors, farm and trade policy, our ability to realize planned cost savings and other improvements, the available supply of sugar, energy costs, the effect of weather and economic conditions, results of actuarial assumptions, actual or threatened acts of terrorism or armed hostilities, legislative, administrative and judicial actions and other factors detailed in the Company’s Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.